Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

THIS THIRD SUPPLEMENTAL INDENTURE (this “Third Supplemental Indenture”) is entered into as of June 4 2007 among ERP OPERATING LIMITED PARTNERSHIP, an Illinois limited partnership (the “Partnership”), having its principal offices at Two North Riverside Plaza, Suite 400, Chicago, Illinois 60606, and THE BANK OF NEW YORK TRUST COMPANY, N.A. (as successor in trust to J.P. Morgan Trust Company, National Association, as successor in trust to Bank One Trust Company, NA, as successor to The First National Bank of Chicago), a bank duly organized and existing under the laws of the United States, as Trustee hereunder (the “Trustee”), having a Corporate Trust Office at 2 North LaSalle Street, Suite 1020, Chicago, Illinois 60602, Attention: Global Corporate Trust

WHEREAS, the Partnership and the Trustee entered into that certain Indenture, dated as of October 1, 1994 (the “Original Indenture”), the First Supplemental Indenture thereto, dated as of September 9, 2004 (the “First Supplemental Indenture”) and the Second Supplemental  Indenture thereto, dated as of August 23, 2006 (the “Second Supplemental Indenture”), relating to the Partnership’s senior debt securities (the “Securities”);

WHEREAS, pursuant to Section 901 of the Indenture, the Partnership and the Trustee may enter into supplemental indentures to establish the terms and provisions of a series of Securities issued pursuant to the Indenture;

WHEREAS, pursuant to Section 301 of the Indenture, the Partnership desires to establish the terms of Securities of all series created on or after the date of this Third Supplemental Indenture; and

WHEREAS, the Partnership and the Trustee have duly authorized the execution and delivery of this Third Supplemental Indenture to establish the terms of the Securities created on or after the date of this Third Supplemental Indenture, have done all things necessary to make this Third Supplemental Indenture (together with the Original Indenture, the First Supplemental Indenture and the Second Supplemental Indenture, the “Indenture”) a valid agreement of the parties hereto, in accordance with its terms, and the Partnership has complied with all covenants and conditions precedent to the execution and delivery of this Third Supplemental Indenture;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the Holders of the Securities, the Partnership and the Trustee agree as follows:

ARTICLE I

RELATION TO BASE INDENTURE; DEFINITIONS

Section 1.1             Relation to Base Indenture.  This Third Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.2             Definitions.  For all purposes of this Third Supplemental Indenture, except as otherwise expressly provided for or unless the context otherwise requires:

(1)                                  Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Indenture;

(2)                                  The definition of the term “Total Assets” provided for herein applies solely to this Third Supplemental Indenture and the covenants set forth in Article II hereof; and

(3)                                  All references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Third Supplemental Indenture.

“Acquired Debt” means Debt of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case, other than Debt incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition.  Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

“Capitalization Rate” means 6.75%.

“Capitalized Property Value” means, as of any date, the aggregate sum of all Property EBITDA for each such property for the prior four quarters and capitalized at the applicable Capitalization Rate, provided, however, that if the value of a particular property calculated pursuant to this clause is less than the undepreciated book value of such property determined in accordance with GAAP, such undepreciated book value shall be used in lieu thereof with respect to such property.  “Property EBITDA” is defined as, for any period of time, without duplication net earnings (loss), excluding net derivative gains (losses) and gains (losses) on dispositions of real estate, before deductions for the Partnership and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Partnership, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Partnership; and (vi) minority interest.  In each case for such period, amounts will be as reasonably determined by the Partnership in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.  For purposes of this definition, Property EBITDA will not include corporate level general and administrative expenses and other corporate expenses such as land holding costs, employee and trustee stock and stock option expense and pursuit cost write-offs as determined in good faith by the Partnership.

“Consolidated EBITDA” means, for any period of time, without duplication, net earnings (loss), including the net incremental gains (losses) on sales of condominium units, vacant land and other non-depreciated real property and excluding net derivative gains (losses) and gains (losses) on dispositions of REIT depreciable real estate investments as reflected in the reports filed by the Partnership under the Exchange Act, before deductions for the Partnership and its Subsidiaries (including amounts reported in discontinued operations) for (i) interest expense (including prepayment penalties); (ii) provision for taxes based on income; (iii) depreciation, amortization and all other non-cash items, as determined in good faith by the Partnership, deducted in arriving at net income (loss); (iv) extraordinary items; (v) non-recurring items, as determined in good faith by the Partnership; and (vi) minority interest.  In each case for such period, amounts will be as reasonably determined by the Partnership in accordance with GAAP, except to the extent GAAP is not applicable with respect to the determination of non-cash and non-recurring items.  Consolidated EBITDA will be adjusted, without duplication, to give pro forma effect:  (x) in the case of any assets having been placed-in-service or removed from service since the beginning of the period and on or prior to the date of determination, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the placement of such assets in service or removal of such assets from service as if the placement of such assets in service or removal of such assets from service occurred at the beginning of the period; and (y) in the case of any acquisition or disposition of any asset or group of assets since the beginning of the period and on or prior to the date of determination, including, without limitation, by merger, or share or asset purchase or sale, to include or exclude, as the case may be, any Consolidated EBITDA earned or eliminated as a result of the acquisition or disposition of those assets as if the acquisition or disposition occurred at the beginning of the period.

“Stabilized Property” means (i) with respect to an acquisition of an income producing property, a property becomes stabilized when the Partnership or its Subsidiaries have owned the property for at least four (4) full quarters and (ii) with respect to new construction or redevelopment property, a property becomes stabilized four (4) full quarters after the earlier of (a) eighteen (18) months after substantial completion of construction or redevelopment, and (b) the quarter in which the physical occupancy level of the property is at least ninety-three percent (93%).

“Total Assets” means the sum of:  (1) for Stabilized Properties, Capitalized Property Value; and (2) for all other assets of the Partnership and its Subsidiaries, undepreciated book value as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Total Unencumbered Assets” means the sum of:  (1) the Capitalized Property Values of Stabilized Properties not subject to an encumbrance and (2) for all other assets of the Partnership and its Subsidiaries not subject to an encumbrance, undepreciated book value of such assets as determined in accordance with GAAP (but excluding accounts receivable and intangibles).

“Unsecured Debt” means all Debt of the Partnership and its Subsidiaries except Secured Debt.

ARTICLE II

LIMITATIONS ON INCURRENCE OF DEBT

In lieu of the covenants set forth in Section 1004 of the Original Indenture and Article Two of the First Supplemental Indenture, which shall not apply to the Future Securities (as defined below), there are established the following covenants for the benefit of the Holders of each series of Securities issued subsequent to the date hereof (“Future Securities”) and to which such Future Securities shall be subject:

Section 2.1             The Partnership will not, and will not permit any Subsidiary to, incur any Debt, other than intercompany Debt (representing Debt to which the only parties are the Company, the Partnership and/or any of its Subsidiaries (but only so long as such Debt is held solely by any of the Company, the Partnership and any Subsidiary)) that is subordinate in right of payment to the Securities, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, Debt would exceed 65% of Total Assets at the reporting date.

Section 2.2             In addition to the limitations set forth in Section 2.1 of this Third Supplemental Indenture, the Partnership will not, and will not permit any Subsidiary to, incur any Debt if the ratio of Consolidated EBITDA to the Maximum Annual Service Charge for the four consecutive fiscal quarters most recently ended prior the date on which such additional Debt is to be incurred shall have been less than 1.5, on a pro forma basis after giving effect thereto and to the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt incurred by the Partnership and its Subsidiaries since the first day of such four-quarter period and the application of the proceeds therefrom, including to refinance other Debt, had occurred at the beginning of such period; (ii) the repayment or retirement of any other Debt by the Partnership and its Subsidiaries since the first day of such four-quarter period had been repaid or retired at the beginning of such period (except that, in making such computation, the amount of Debt under any revolving credit facility shall be computed based upon the average daily balance of such Debt during such period); (iii) in the case of Acquired Debt or Debt incurred in connection with any acquisition since the first day of such four-quarter period, the related acquisition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition being included in such pro forma calculation; (iv) any income earned as a result of any increase in Total Assets since the end of such four-quarter period had been earned, on an annualized basis, for such period; and (v) in the case of any acquisition or disposition by the Partnership or its Subsidiaries of any asset or group of assets since the first day of such four-quarter period, whether by merger, stock purchase or sale, or asset purchase or sale, such acquisition or disposition or any related repayment of Debt had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation.

Section 2.3             In addition to the limitations set forth in Sections 2.1 and 2.2 of this Third Supplemental Indenture, the Partnership will not, and will not permit any Subsidiary to, incur any Debt secured by any mortgage, lien, charge, pledge, encumbrance or security interest of any kind upon any of the property of the Partnership or any Subsidiary, whether owned at the date hereof or hereafter acquired, if, immediately after giving effect to the incurrence of such additional Debt and the application of the proceeds thereof, the aggregate principal amount of all outstanding Debt of the Partnership and its Subsidiaries on a consolidated basis which is secured by any mortgage, lien, charge, pledge, encumbrance or security interest on property of the Partnership or any Subsidiary is greater than 40% of the Partnership’s Total Assets.

Section 2.4             In addition to the limitations set forth in Sections 2.1, 2.2 and 2.3 of this Third Supplemental Indenture, the Partnership shall maintain Total Unencumbered Assets of not less than 125% of the aggregate outstanding principal amount of the Partnership’s Unsecured Debt.

Section 2.5             For purposes of this Article Two, Debt shall be deemed to be “incurred” by the Partnership or a Subsidiary whenever the Partnership or such Subsidiary shall create, assume, guarantee or otherwise become liable in respect thereof.

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1             Counterparts.  This Third Supplemental Indenture may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

Section 3.2             Trustee’s Acceptance.  The Trustee hereby accepts this Third Supplemental Indenture and agrees to perform the same under the terms and conditions set forth in the Indenture.

Section 3.3             Reference to the Effect on the Indenture.

(a)           On and after the effective date of this Third Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Third Supplemental Indenture unless the context otherwise requires.

(b)           Except as specifically modified or amended by this Third Supplemental Indenture, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  Upon the execution and delivery of this Third Supplemental Indenture by the Partnership and the Trustee, this Third Supplemental Indenture shall form a part of the Indenture for all purposes.  Any and all references, whether within the Indenture or in any notice, certificate or other instrument or document, shall be deemed to include a reference to this Third Supplemental Indenture (whether or not made), unless the context shall otherwise require.

Section 3.4             Governing Law.  THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF).

Section 3.5             Trust Indenture Act Controls.  If any provision of this Third Supplemental Indenture limits, qualifies or conflicts with another provision of this Third Supplemental Indenture or the Indenture that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Third Supplemental Indenture is executed, the provision required by the Act shall control.

Section 3.6             Benefits of Third Supplemental Indenture or the Securities.  Nothing in this Third Supplemental Indenture or the Securities, express or implied, shall give to any Person, other than the parties hereto and thereto and their successors hereunder and thereunder and the Holders of the Securities, any benefit of any legal or equitable right, remedy or claim under the Indenture, this Third Supplemental Indenture or the Securities.

Section 3.7             Successors.  All agreements of the Partnership in this Third Supplemental Indenture shall bind its successors.  All agreements of the Trustee in this Third Supplemental Indenture shall bind its successors.

Section 3.8             Concerning the Trustee.  The Trustee shall not be responsible for any recital herein (other than the fourth recital as it applies to the Trustee) as such recitals shall be taken as statements of the Partnership, or the validity of the execution by the Partnership of this Third Supplemental Indenture.  The Trustee makes no representations as to the validity or sufficiency of this Third Supplemental Indenture.

Section 3.9             Certain Duties and Responsibilities of the Trustee.  In entering into this Third Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.10           Titles.  Section titles are for descriptive purposes only and shall not control or alter the meaning of this Third Supplemental Indenture as set forth in the text.

Section 3.11           Severability.  In case any one or more of the provisions in this Third Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law.

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IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the day and year first above written.

ERP OPERATING LIMITED PARTNERSHIP

By:	Equity Residential, its General Partner

By:
Name:
Title:

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Name:
Title: